UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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IZEA, Inc.
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Explanatory Note
The following information supplements and amends the Definitive Proxy Statement (the “Proxy Statement”) filed by IZEA, Inc. with the Securities and Exchange Commission on May 10, 2017. The Proxy Statement was filed in connection with the Company’s 2017 Annual Meeting of Stockholders to be held on June 21, 2017.
This supplement to the Proxy Statement (“Supplement”) is being filed to (1) provide a letter to stockholders from our President and Chief Executive Officer, Edward H. (Ted) Murphy, and (2) amend and restate the discussion under the caption “Proposal 2: Approval of the Amendment and Restatement of IZEA’s 2011 Equity Incentive Plan-New Plan Benefits” to include disclosure regarding presently determinable awards that will be received by participants under the Amended Plan, if approved by our stockholders.
Other than the supplements and amendments discussed above, all other statements and disclosures contained in the Proxy Statement remain unchanged. Capitalized terms used but not otherwise defined in this Supplement have the meanings ascribed to them in the Proxy Statement. This Supplement should be read together with the Proxy Statement, and the information contained in this Supplement modifies or supersedes any inconsistent material contained in the Proxy Statement.
If you have already voted, you do not need to take any further action unless you wish to change your vote. If you have previously voted and would like to change your vote, you may change your vote in the manner set forth in the Proxy Statement. Any previously submitted proxy votes, which are not validly revoked, will continue to be voted in accordance with the proxies as originally cast. Other important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “Questions and Answers About These Proxy Materials and Voting.”

Special Note Regarding Forward-Looking Information

This Supplement contains forward-looking statements that are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the content and social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to finance growth initiatives in a timely manner, changing economic conditions that are less favorable than expected, and other risk factors described from time to time in IZEAís periodic reports filed with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Supplement will in fact occur. We assume no obligation to update any forward-looking statements, except as required by law.

Dear Fellow IZEA stockholders,

We have created an incredible company together. Since our 2014 growth capital financing, IZEA’s annual revenue has more than tripled, from $8.3 million to $27.3 million in 2016. We have blue-chip clients, high margins, great technology, and are the leader in a growing sector.

That said, the public markets have changed dramatically over that time period, and that growth has not been reflected for our shareholders. Ad Tech and Marketing Tech public company valuations are depressed. Investors are now rewarding profitability more than aggressive growth. Capital is expensive -- especially for smaller companies -- and raising money is more dilutive for shareholders.

A commitment to profitability.
IZEA’s management team has always built our operating model with a path to profitability in sight. However, that path was historically prioritized behind achieving significant topline growth - both organically and through acquisition. In light of the current market climate, we have concluded that a capital-intensive approach no longer makes sense for IZEA or its shareholders.

What does make sense is building on the industry leading business we have created. Rather than spending cycles on the public market and acquisitions, we intend to take the next year to focus 100% of our resources inward - towards building the best, most sustainable business possible.

A profitable IZEA is a stronger IZEA, and a stronger IZEA will yield better value for our shareholders long-term.

Sustainability matters.
While reaching the profitability milestone is important, sustaining profitability is more important. It is easy to “slash your way to profitability” near-term, but that often doesn’t result in sustainable profitability long-term. We are focused on the long term, and we believe we have the resources to grow our way to profitability by aggressively managing our operational expenses.

The benefit of always maintaining a path to profitability in your model is that you can more easily make course corrections when faced with unforeseen challenges. We have trimmed costs, reallocated budgets, and delayed some investments. As a result, our shareholders should expect to see a meaningful decrease in OPEX in Q2 compared to Q1.

EBITDA profitability in 2H 2018.
Our management team remains highly confident that we can reach positive EBIDTA in the second half of 2018 and we are striving to do so without additional rounds of equity financing. If we are met with unforeseen headwinds between now and then, we will make additional adjustments to keep us on course. We are steadfast and unwavering in this mission as we strive for growth at the same time.

As we look to the second half of 2017 and beyond, I want to share some of our core organizational principles. These are the principles instilled in our team and will continue to drive IZEA’s operations as we push towards sustainable profitability:

Invest in the things that drive measureable results.
IZEA is a data-centric organization. We directly measure as much as we can to determine what is positively and negatively affecting the organization. A data-centric disposition means we collect all we can and use data as the foundation to inform all of our decisions. For instance:

Sales, sales, sales.
Our Managed Service sales strategy has been very successful. In Q1 2017, our average annualized bookings per salesperson for managed services reached an all-time high of $615,000. That number was just $305,000 in Q1 2014, when we received our growth capital injection. Within two years of the 2014 capital infusion, the average IZEA sales person is now selling twice as much. As we look at our progress from 2014 to 2016 the numbers are impressive:

•	Managed services revenue grew from $8.3 million to $20.4 million, an increase of 146%.

•	Managed services bookings grew from $9.0 million to $22.4 million, an increase of 149%

•	Average deal size grew 134%

We have made numerous adjustments to sales and marketing over the past two years to achieve these results, and our team is constantly refining our approach. We believe there is still a great deal of upside for our team to deliver more in the future.

We intend to continue investing in our sales team with a watchful eye on individual and group performance. The goal is not to build the largest sales team; it is to build the largest team of productive sales people. That means high standards, strict expectations, and ongoing grooming of the organization.

Technology.
Our proprietary technology is at the heart of everything we do. It allows the company to provide quality, scalable service to our customers - and that is the primary difference between IZEA and the myriad of competitors in our nascent and highly-fragmented industry.

Long-term, we believe that marketers will favor a software-based solution for custom content and influencer marketing programs. This is analogous to what continues to happen with media buying, as more and more transactions move to online marketplaces. Indeed, this shift is happening in every area of commerce. That said, we believe the SaaS market for influencer marketing and custom content is a fraction of the addressable market today.

We believe that the short-term focus of our technology should be on efficiency and capability for our managed services team -- as that is where the majority of our revenue and profit is derived from today. In 2016, we were able to manage 33% more revenue per client services team member than in 2015. The team members managing client relationships are able to do things faster and more intelligently through enhancements in our platforms -- ranging from refined workflows to deeper data analysis.

The team is in place and we have the specific experience and expertise required to take the IZEAx platform to the next level. Our team is delivering a constant stream of new features and functionality to streamline and advance our business.

Innovate with discipline.
Part of our culture is an ongoing commitment to risk-taking and experimentation. I subscribe to many of the concepts found in the book “Little Bets” by Peter Sims. In fact, IZEA itself was born out of a “little bet” of mine made nearly 12 years ago. I am a firm believer that some of a company’s resources must always be dedicated to developing the future, or one day your company will be a thing of the past.

That said, making little bets involve risk and must be balanced with discipline. There are no sacred cows at IZEA - including my own. While you can’t give up immediately if things don’t go according to plan, you must be honest with yourself in the evaluation of any initiative and be willing to axe anything.

Even if a pilot program is successful, some bets just don’t scale. There is often no playbook, so we must use our best judgment and constantly evaluate the status and progress. That always comes down to asking one question: “is there a reasonable path to meaningful success?” If the answer is ‘no,’ we capture the lessons learned and move on. If the answer is ‘yes,’ the question becomes “is this the most promising bet we can make right now?”

Over the years, we have shut down many initiatives that haven’t met this standard and we continue to evaluate every “little bet” we make.

SocialLinks is one such example. We launched the program with great fanfare in 2015 with eBay as our first partner. We added twelve additional retailer partners over the next year and a half, allowing Creators to search hundreds of millions of products for affiliate links. After adding the additional partners and then viewing the results, our team couldn’t see a path to revenue scale or profitability, so we have made the decision to shutter the program.

The great thing about little bets is that when they are explored in the right way, you always win in the end. We learned a lot in the development of SocialLinks and much of that knowledge has already been applied to ContentAmp, our self-service CPC based influencer marketing solution.

While we will continue to quickly assess the areas that aren’t working, IZEA will remain open to new risks and opportunities. Our investors should expect this cycle of innovation, iteration, and evaluation to continue - albeit with less resources applied, given the operational adjustments we have made to our budget this year.

Our industry is evolving rapidly and it is incumbent upon IZEA to support a position of leadership in the areas that matter most. Neither our software nor our go-to-market strategy will ever be “done.” They will evolve and constantly adjust to be relevant to whatever future market needs exist.

Build value.
By committing to sustainable profitability, we are able to control our destiny as a company and make the right decisions to build value for our shareholders. We firmly believe that the company remains undervalued in the current public markets, and we don’t believe that a financial transaction at our current capitalization would produce a positive outcome for our shareholders.

While we have not precluded the concept of a strategic transaction that adequately reflects the value we have created, we also will not put ourselves in a position where a transaction is forced or otherwise doesn’t make sense. Furthermore, we believe that IZEA will become even more valuable to third parties as a larger, more efficient, and profitable entity.

Always bullish. Always committed.
Both IZEA and our industry are growing and in the early innings. I remain bullish in my outlook and excited about the opportunities ahead. Our team thanks you for your support over the years and will continue our unwavering commitment to build the best company we can.

Onward.

Edward “Ted” Murphy
Founder, Chairman and CEO
IZEA, Inc.

The following amends and restates the discussion under the caption “Proposal 2: Approval of the Amendment and Restatement of IZEA’s 2011 Equity Incentive Plan-New Plan Benefits”.
New Plan Benefits
The following table sets forth the presently determinable awards that will be received by participants under the Amended Plan, if approved by our stockholders.

2011 Equity Incentive Plan, as amended and restated on June 21, 2017
Name and Position	Option Awards (#)
Edward H. (Ted) Murphy(1) President and Chief Executive Officer	26,136

(1)
On April 3, 2017, we granted Mr. Murphy a stock option for 14,249 shares of our common stock (the “April Grant”), representing the fair value of his fourth quarter 2016 bonus and his annual 2016 bonus in accordance with the terms of his employment agreement. The option has an exercise price of $4.20 per share and vests as to 891 shares on June 30, 2017 and then in equal monthly installments of approximately 297 shares over the remaining 45 months. In addition, on May 12, 2017, we granted Mr. Murphy a stock option for 11,887 shares of our common stock (the “May Grant”), representing the fair value of his first quarter 2017 bonus in accordance with the terms of his employment agreement. The option has an exercise price of $2.75 per share and vests as to 248 shares on June 30, 2017 and then in equal monthly installments of approximately 248 shares over the remaining 47 months. The foregoing awards are contingent upon stockholder approval of the Amended Plan. In the event stockholders do not approve the Amended Plan, we will not be required to make such option awards and will instead make cash payments to Mr. Murphy of $26,608 in respect of the April Grant and $14,490 in respect of the May Grant.

Except for the awards noted above and as otherwise contemplated by Mr. Murphy’s employment agreement, the exact types and amounts of any future awards to be made to any eligible participants pursuant to the Amended Plan are not presently determinable. As a result of the discretionary nature of the Amended Plan, it is not possible to state who the participants in the Amended Plan will be in the future or the number of options or other awards to be received by a person or group.
As of May 5, 2017, the following persons or groups have received stock options to purchase the following numbers of shares of common stock under the current May 2011 Plan: Mr. Murphy, 493,871; Mr. Schram, 89,051; Mr. Hitchcock, 35,250; all current executive officers as a group, 618,172; all current directors who are not executive officers as a group, 35,001; each nominee for election as a director, 617,923; each associate of any of such directors, executive officers or nominees, none; each other person who received 5% of the options, none; and all employees of IZEA, including all current officers who are not executive officers, as a group, 277,315. The closing price per share of our common stock as reported on NASDAQ on May 5, 2017 was $3.42.